Exhibit 10.14

                Employment Agreement dated July 25, 1996 between
                   The CyberLaw Office, Inc. and Arun K. Dube




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                            The CyberLaw Office, Inc.
                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGGREEMENT is entered into effective as of the 25th day of July, 1996, by and between The CyberLaw Office, Inc., a Minnesota corporation ("Employer") and Arun Dube ("Employee").

WHEREAS, Employer is in the business of providing an online legal forum for consumers, corporations, law firms and individual lawyer practitioners;

WHEREAS, The parties desire to enter into this Agreement to provide for the terms and conditions of Employee's employment as CEO and President of the Employer;

WHEREAS, the parties acknowledge that the terms and provisions of this Agreement, including the severance package and stock options contained herein, provide separate and valuable consideration for the Non-Compete Covenant contained herein.

     NOW, THEREFORE, in consideration of the premises, it is agreed as follows:

1. Duties. Employee agrees to serve as an employee of Employer in the capacity of President. Employee agrees to faithfully and diligently perform the acts and duties of his office and devote his best efforts on a full-time basis. Employee shall also perform such other duties as are consistent with his position as are reasonably assigned to him by the BOD of the Employer. Employer recognizes that Employee has existing business interests and they are expected to continue.

2. Term. The term of Employee's employment under this Agreement will begin immediately and will be for a fixed period of three (3) years. This agreement shall expire on July 25, 1999.

3. Compensation and Related Matters. Employer shall pay Employee compensation and benefits as follows:
     Base Compensation. During the Employment Period, Employer shall pay to Employee an annual base salary of $100,000. Employee's salary may be further reviewed and adjusted periodically. Bonus. Beginning May 15, 1996, Employee shall also be entitled to a bonus, payable quarterly, equal to 1% of the increase in gross revenue, plus 4% of the increase in Profit Before Taxes ("PBT"), in the prior quarter over the corresponding quarter in the prior year. For example, the bonus in 2nd quarter 1997 will be equal to 1% of the difference between 1st quarter 1997 gross revenue and 1st quarter 1996 gross revenue, plus 4% of the difference between 1st quarter 1997 PBT and 1st quarter 1996 PBT. The 4th quarter bonus, if any, shall be equal to the difference between (i) the applicable percentage increase in gross revenue and net revenue for the year then ended over the prior year and
     (ii) the sum of the three preceding quarterly bonuses paid to Employee in the year then ended, it being understood that if such annual computation discloses that the Company has overpaid Employee, Employee shall promptly refund to the Company the overpaid amount. Notwithstanding anything stated previously in this paragraph, the Board of Directors reserves the final authority to decide the appropriateness of this bonus on a quarterly basis.

     Signing Bonus. Employer shall pay to Employee a $10,000 bonus upon the execution of this Agreement. This payment is waived by the employee.

     Options. 50,000 LRC shares, granted and vesting immediately, market price as of July 26, 1996. This option grant is hereby waived by the employee, in that an already vested grant for 50,000 LRC shares at $2.00 was effective to the employee as of May 15, 1996. Employee is additionally being granted the immediate right to purchase 15% of the shares of employer, outstanding after an anticipated future Initial Public Offering ("IPO") for a purchase price of $120.00. The purchase price


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     these shares at time of execution  of this  agreement.  If the total shares outstanding after the IPO of the employer, as detailed in Exhibit A, attached herewith and hereby made a part of this agreement, differ from the 15% of the total per this agreement, the employer and the employee agree to an adjustment of the number of shares to be sold under this agreement to the employee. The adjustment shall be made by an appropriate stock split, if necessary, or any other appropriate legal transaction so that the employee owns 15% of the outstanding shares after the IPO.

     Expenses. During the Employment Period, Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by Employee in performing services hereunder; provided, however, that Employee complies with Employer's policies and procedures established from time to time to document such expense.

     Vacation and Other Benefits. Employee shall be entitled to such paid vacation and other benefits as shall be in effect from time to time for senior executive officers of Legal Research Center.

4. Termination and Compensation Due on Termination. For the term of this agreement, employee's employment hereunder may not be terminated without cause, but may be terminated subject to the following provisions and obligations:

     (a) Death or Disability. Employee's employment hereunder shall terminate upon his death, or in the event that Employee becomes disabled by reason of a medical condition (physical or nonphysical) pursuant to which he cannot timely perform the material duties of his position with Employer (such determination to be made in the discretion of the Board), and no further payment of salary, any benefits or other payment in connection with Employee's employment shall be due from Employer to Employee or Employee's estate under this Agreement thereafter, except for salary and bonus accrued, and Options vested through the date of death or disability.

     (b) Cause. Employer may terminate Employee's employment hereunder the "Cause," which shall mean (i) fraud, dishonesty, gross negligence, or willful malfeasance by Employee in connection with the performance of his duties hereunder, (ii) conviction of Employee of a felony, (iii) insubordination or other substantial failure, refusal or negligence by Employee in fulfilling his duties and obligations hereunder, which breach or failure Employee fails to remedy within ten (10) days after written demand from the Board, or (iv) violation of the terms and conditions of this Agreement, including without limitation, the Non-Compete Covenant provided in Section 7 hereof. In the event that Employee's employment is terminated hereunder for Cause, Employer shall have no further obligations to Employee in connection with Employee's employment except for salary and bonus accrued, and Options vested through the date of termination.

     (c) Voluntary Termination. Upon any voluntary termination of employment by Employee, Employer shall have no further obligations to Employee except for salary and bonus accrued, and Options vested through the date of termination, and any other obligations provided by law.

5. Nondisclosure of Confidential Information. Employee agrees that he will not use or disclose, or permit others to use or disclose (other than other employees or representatives of Employer), any trade secrets, confidential information, data or records relating to the business, techniques, operations and conditions (financial or otherwise) of Employer which is not generally known or available through other lawful sources.

6. Property Rights. Subject to the last sentence in this Paragraph, Employer shall acquire exclusive right, title, and interest to all inventions, discoveries, improvements, designs, ideas, know-how, technology and the like developed, conceived, or invented by Employee, in whole or in part, whether


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     written or in some other form and whether or not patentable or eligible for protection under any copyright law. Without limiting the generality of the foregoing, Employee hereby assigns to Employer (i) all rights to any inventions, or to improvements, and all rights to apply for United States and/or foreign letters of patent granted upon such inventions; and (ii) any copyrights Employee may have in materials created by Employee or otherwise generated during the period in which Employee is performing services for Employer, and Employer shall have the sole right to apply for and obtain copyright protection for any materials for which such protection can be obtained and to obtain such copyright renewals. Despite any of the foregoing, nothing in this Paragraph 6 shall apply to an invention for which no equipment, supplies, facility or trade secret information of Employer is used and which is developed entirely on Employee's own time, and (i) does not relate (a) directly to a business of Employer or (b) to Employer's actual or demonstrably anticipated research or development, or
     (ii) which does not result from any work performed by Employee for Employer.

7. Non-Compete Covenant. During the Employment Period and for a period of 18 months after the termination of employment for any reason Employee shall not (i) directly or indirectly, whether as a principal, owner, agent, employee or in any other capacity whatsoever, engage in the business of an online legal forum, (ii) solicit for employment or employ any employee or independent contractor of Employer, or (iii) contact any present or contemplated customers of Employer regarding the business of Employer.

8. Remedies for Breach. Employee acknowledges that he has carefully read and considered all of the terms and conditions of this Agreement. Employee further acknowledges that money damages would not be a measurable or adequate remedy for Employee's breach of any of the covenants contained in this Agreement, and, accordingly, in addition to and without limiting any other remedy available to Employer in the event of such a breach, Employee agrees to submit to the equitable jurisdiction of any court of competent personal and subject matter jurisdiction in connection with any action to enjoin the Employee form violating any such covenants. In the event that Employee is found to have breached any of the terms from violating any such covenants. In the event that Employee is found to have breached any of the terms and conditions of this Agreement, Employee hereby agrees to pay all costs and expenses incurred by Employer in enforcing the provisions of this Agreement, Employee hereby agrees to pay all costs and expenses incurred by Employer in enforcing the provisions of this Agreement found to have been breached by Employee, including Employer's attorney's fees.

9. Benefit of Agreement. This Agreement shall inure to the benefit of and be enforceable by Employer, it's successors, assigns and affiliates.

10. Waiver. The failure of Employer to insist on the strict performance of the any provision of this Agreement or to exercise any right, power or remedy upon a breach by Employee shall not constitute a waiver of that or any other provision of this Agreement. A waiver on any one occasion shall not be deemed to be a waiver for subsequent occasions.

11. Survival and severability. The terms and conditions of this Agreement shall survive the termination of Employee's employment with Employer to the full extent necessary for their enforcement and for the protection of Employer, it's successors, assigns and affiliates. If for any reason any portion of any provision of this Agreement is declared invalid, void or unenforceable by a court of competent jurisdiction, the validity and binding effect of any remaining provisions of this Agreement shall remain in full force and effect to the fullest extent possible as if this Agreement had been executed with the invalid, void or unenforceable portion or provision eliminated. In the event that any provision of this Agreement relating to time periods and /or areas of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time periods or areas such court deems reasonable and enforceable, said time periods and/or areas of restriction shall be deemed to become


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     and  thereafter  be the maximum time periods  and/or areas which such court deems reasonable and enforceable.

12. Governing Law. This Agreement shall be governed by the laws of the State of Minnesota.

     IN WITNESS WHEREOF, the undersigned have hereunto affixed their signatures.

The CyberLaw Office, Inc.
By:/s/ C.R. Lungkull
   ----------------------
Its:Chief Executive Officer

/s/Arun K. Dube
-------------------------
Arun K Dube



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